EXHIBIT 99.5

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK AGREEMENT

AGREEMENT made as of the _____ day of __________, 200__ between HALLIBURTON COMPANY, a Delaware corporation (the “Company”), and ____________________ (“Non-Employee Director”).

1.	Award.

(a)           Shares.  Pursuant to the Halliburton Company Stock and Incentive Plan (the “Plan”) _________ shares of the Company’s common stock, par value $2.50 per share, shall be issued as hereinafter provided in Non-Employee Director’s name subject to certain restrictions thereon (the “Restricted Shares”).

(b)           Issuance of Restricted Shares.  The Restricted Shares shall be issued upon acceptance hereof by Non-Employee Director and upon satisfaction of the conditions of this Agreement.

(c)           Plan Incorporated.  Non-Employee Director acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

    2.           Restricted Shares.  Non-Employee Director hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)           Forfeiture Restrictions.  Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then  subject to the Forfeiture Restrictions (as defined herein).  The prohibition against transfers and encumbrances of Restricted Shares while serving as a Non-Employee Director and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of services under circumstances that do not result in a lapse of restrictions as provided in Section 2(b) are referred to as “Forfeiture Restrictions.”  Upon termination of Board service, the Non-Employee Director shall, for no consideration, forfeit all Restricted Shares to the extent then subject to Forfeiture Restrictions.

           (b)           Lapse of Forfeiture Restrictions.  Restricted Shares shall become free of the restrictions and shall become non-forfeitable under the earliest to occur of the following:

(1)	Non-Employee Director’s death or disability while serving as a member of the Board;

(2)           Failure of the Non-Employee Director to be re-elected to the Board after being duly nominated;
(3)           Retirement from the Board pursuant to then existing Company policy for mandatory director retirements (mandatory retirement as of the date of this Agreement is age seventy-two);

(4)           Early retirement from the Board after four years of service; or

(5)           Removal from the Board or failure to be duly nominated for re-election to the Board, in either event, following a Corporate Change (as defined in the Plan).

In the event of any other termination of Board service by Non-Employee Director, except in the case of (i) removal from the Board or (ii) failure to be duly nominated for re-election to the Board when Non-Employee Director has notified the Company of Non-Employee Director’s intention to stand for re-election to the Board, in either case other than as a result of a Corporate Change, a portion of the Restricted Shares shall become free of restrictions and shall become non-forfeitable in accordance with the following schedule:

Years of Service From Date of Each Award to Participant Under the Plan	Portion Freed of Restrictions
1	25%
2	50%
3	75%
4	100%

Notwithstanding the foregoing, the Board of Directors may at its sole discretion, permit the lapse of restrictions or waive the Forfeiture Restrictions.

(c)           Certificates.  A certificate evidencing the Restricted Shares shall be issued by the Company in Non-Employee Director’s name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Non-Employee Director shall have voting rights and shall be entitled to receive all dividends unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement.  The certificate shall bear a legend evidencing the nature of the Restricted Shares, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award.  Upon request of the Board or its delegate, Non-Employee Director shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions.  Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend in the name of Non-Employee Director for the shares upon which Forfeiture Restrictions lapsed.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Restricted Shares (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any governmental authority or securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of Restricted Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any securities exchange.

3.           Status of Restricted Shares.  The Non-Employee Director agrees that the Company shall not be obligated to issue any Restricted Shares, at any time, when the offering of the Restricted Shares have not been registered under the Securities Act of 1933, as amended, (the “Act”) and pursuant to federal or state laws or other countries rules or regulations, as the Company deems applicable or in the opinion of legal counsel for the Company, there are no exemptions from the registration requirements for the issuance and sale of such Restricted Shares. The Non-Employee Director agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state or other country laws or regulations.  The Non-Employee Director also agrees (i) that the certificates representing the Restricted Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would (in the opinion of counsel satisfactory to the Company) constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent to stop registration of the transfer of the Restricted Shares.

4.           Relationship.  For purposes of this Agreement, Non-Employee Director shall be considered to be of service as a Director to the Company as long as Non-Employee Director remains an active Director of the Company, or any successor corporation.  Any question as to whether and when there has been a termination of such service, and the cause of such termination, shall be determined by the Committee administrating the respective Plan, or its delegate, as appropriate, and its determination shall be final.

5.           Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee as set forth in the Plan or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

6.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Non-Employee Director.

7.           Compliance with Law.  Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Restricted Shares, at any time, if the offering or issuance of the Restricted Shares, or if acceptance of the lapse of Restricted Shares by a Non- Employee Director, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.

9.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Non-Employee Director has executed this Agreement, all as of the date first above written.

HALLIBURTON COMPANY
[Missing Graphic Reference]

By:
  David J. Lesar
  Chairman of the Board, President
and Chief Executive Officer

_______________________________
[Name of Director]

RESTRICTED STOCK AGREEMENT
[Date]
[Name of Director]
__________ Shares
Four year vesting period

Please verify the information below and make corrections as necessary.

DATA ON RECORD                                                             CORRECTED DATA

Name:                                                                                                           ______________________________
Social Security #:                                                                                                  ______________________________
Date of Birth:                                                                                                      ______________________________
Home Address:                                                                                                     ______________________________
Address Line 2:                                                                                                                         _______________________________
Address City, State, Zip:                                                                                                         _______________________________
Address Country:                                                                                                     _______________________________
Daytime Phone #:                                                                                                                     _______________________________
E-mail Address:                                                                                                    _______________________________
United States Citizen:  Yes__  No___

PLEASE RETURN THIS AGREEMENT BY _________, 200__ TO:

ROBERT L. HAYTER
HALLIBURTON COMPANY
1401 MCKINNEY, SUITE 2400
HOUSTON, TEXAS 77010
FAX:  (713) 759-2619    (facsimile copies are acceptable)